Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aspen Insurance Holdings Limited:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-114765, 333-132476, 333-136441, 333-155008 and 333-188310) and on Form S-3 ASR (No. 333-187742) of Aspen Insurance Holdings Limited of our report dated February 23, 2015, with respect to the consolidated statements of operations and other comprehensive income, changes in shareholder’s equity, and cash flows for the year ended December 31, 2014 and all related financial statement schedules, which report appears in the December 31, 2016 annual report on Form 10-K of Aspen Insurance Holdings Limited.

KPMG Audit Plc
London, United Kingdom
22 February 2017